AMENDMENT TO RIGHTS AGREEMENT

     AMENDMENT dated as of August 3, 2000 to the Rights Agreement dated as of October 29, 1999 (the "Rights Agreement") between Burns International Services Corporation, a Delaware corporation (the "Company"), and The Bank of New York, a New York banking corporation, as Rights Agent (the "Rights Agent").

                              W I T N E S S E T H

     WHEREAS, contemporaneously with the execution and delivery of this Amendment, the Company intends to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), with Securitas AB, a joint stock company organized under the laws of Sweden ("Parent"), and Securitas Acquisition Corporation, a Delaware corporation and an indirect, wholly owned subsidiary of Parent ("Purchaser"), which provides for, upon the terms and subject to the conditions set forth therein, (i) the commencement by Purchaser of a tender offer for all of the issued and outstanding shares of common stock, par value $.01 per share (the "Common Stock"), of the Company, including the associated rights (the "Rights") to purchase Series A Participating Cumulative Preferred Stock issued under the Rights Agreement and
(ii) the subsequent merger of Purchaser with and into the Company;

     WHEREAS, the Merger Agreement also contemplates that the Rights Agreement shall be amended to provide that (i) neither the Merger Agreement, the related stock option agreement between the Company and Parent or the related stockholders' agreement among certain stockholders of the Company, Parent and Purchaser, nor any of the transactions contemplated thereby, will result in the occurrence of a "Distribution Date" (as defined in the Rights Agreement) or otherwise cause the Rights to become exercisable by the holders thereof and
(ii) the Rights shall automatically terminate on and as of the Effective Time (as defined in the Merger Agreement), and be void and of no further force or effect;

     WHEREAS, no Person is currently deemed to be an "Acquiring Person" (as defined in the Rights Agreement) and the Rights are currently redeemable by the Board of Directors of the Company;

     WHEREAS, Section 27 of the Rights Agreement provides in relevant part that, for so long as the Rights are then redeemable, the Company may supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of certificates representing shares of Common Stock; and

     WHEREAS, in connection with the foregoing, the parties hereto desire to amend the Rights Agreement.

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     NOW, THEREFORE, the parties hereto agree as follows:

     SECTION 1. Amendments to Definitions.

     (a) Section 1 of the Rights Agreement is hereby amended by adding at the end of the definition of "Acquiring Person" the following sentences:

     "Notwithstanding the foregoing, neither Parent nor Purchaser shall be deemed to be an "Acquiring Person" by virtue of the execution, delivery and performance of the Merger Agreement, the Stock Option Agreement or the Stockholders' Agreement, or any of the transactions contemplated thereby. Furthermore, neither Purchaser nor Parent shall be deemed to be an "Acquiring Person" by virtue of any additional purchases of Common Stock after such time that Purchaser and Parent become the Beneficial Owners of a majority of the outstanding Common Stock pursuant to the transactions contemplated by the Merger Agreement."

     (b) Section 1 of the Rights Agreement is hereby amended by restating in its entirety the definition of "Final Expiration Date" to read in full as follows:

     "Final Expiration Date" means the earlier of (i) the close of business on November 8, 2009 and (ii) the time of filing of a Certificate of Merger, or if applicable, a Certificate of Ownership and Merger, with the Secretary of State of the State of Delaware pursuant to the Merger Agreement."

     (c) Section 1 of the Rights Agreement is hereby amended by inserting in the appropriate alphabetical position the following new definitions:

     "Merger Agreement" means the Agreement and Plan of Merger, dated as of August 3, 2000, among the Company, Parent and Purchaser.

     "Parent" means Securitas AB, a joint stock company organized under the laws of Sweden.

     "Purchaser" means Securitas Acquisition Corporation, a Delaware corporation and an indirect, wholly owned subsidiary of Parent.

     "Stockholders' Agreement" means the stockholders' agreement dated as of August 3, 2000 among Parent, Purchaser and certain stockholders of the Company.

     "Stock Option Agreement" means the stock option agreement dated as of August 3, 2000 between the Company and Parent.

     SECTION 2. Defined Terms. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned to them in the Rights Agreement.

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     SECTION 3. Effect of Amendment. Except as amended hereby, the Rights
Agreement shall remain unchanged and in full force and effect.

     SECTION 4. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State, except that the rights and obligations of the Rights Agent shall be governed by the laws of the State of New York.

     SECTION 5. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

                                      BURNS INTERNATIONAL SERVICES CORPORATION


                                      By:
                                         ---------------------------------------
                                         Name:
                                         Title:


                                      THE BANK OF NEW YORK, as Rights Agent


                                      By:
                                         ---------------------------------------
                                         Name:
                                         Title: